EXHIBIT 99.1

BRP Group, Inc. Announces Acquisition of Rosenthal Bros., Inc.
- Expands BKS-Partners’ P&C Insurance Footprint -
TAMPA, Fla. - June 1, 2020 - BRP Group, Inc. (“BRP Group” or the “Company”) (NASDAQ: BRP), a rapidly growing independent insurance distribution firm delivering tailored insurance solutions, today announced that Baldwin Krystyn Sherman Partners, LLC (“BKS-Partners”), the middle-market subsidiary of BRP Group, has acquired substantially all assets of Rosenthal Bros., Inc. (“Rosenthal Brothers”), a Chicago-based provider of P&C insurance, employee benefits and private client solutions to middle market companies and individuals. Rosenthal Brothers generated annual revenues of approximately $18.8 million.
Since its founding, Rosenthal Brothers has grown its business to approximately 55 employees across two offices. In particular, Rosenthal Brothers specializes in providing insurance solutions for the real estate industry with a stellar reputation in large habitational real estate. Following this Partnership, Rosenthal Brothers will be rebranded under the Company’s BKS-Partners banner.
“Partnering with Rosenthal Brothers, a premier independent firm, significantly boosts our P&C and full-service insurance solution capabilities, particularly within the real estate sector, and gives us a major platform to build on in the important Chicago market,” said Trevor Baldwin, Chief Executive Officer of BRP Group. “The Rosenthal team is highly specialized and boasts a hungry Risk Advisor team that has been the driving force behind Rosenthal’s consistent growth. Knowing the level of talent, Rosenthal’s sterling reputation and their ongoing growth opportunities, we are excited to add the Rosenthal team to the BRP family.”
“Joining BRP Group was a natural strategic fit for Rosenthal Brothers, as we already have a common client-centric philosophy, culture and entrepreneurial spirit,” said Michael Minsky, Partner at Rosenthal Brothers. “We’ve built an amazing insurance firm that has served the Chicagoland region, and we’re excited to align with BRP and leverage their innovative service platform and their wealth of complementary tools and capabilities, which will allow us to enhance our existing client relationships, generate new business and take us to the next level. We expect a smooth transition with BKS-Partners for our current clients, and our team will naturally benefit from the new career development opportunities available to them.”
BKS-Partners works with clients across the country, providing them with best-in-class services and innovative risk solutions, and has been strategically expanding its geographic reach throughout the U.S.
WEBCAST AND CONFERENCE CALL INFORMATION
On June 1, 2020, BRP Group also announced that BKS-Partners acquired substantially all assets of Trinity Benefit Advisors, Inc. and Russ Blakely & Associates, LLC (“TBA-RBA”), Tennessee-based providers of employee benefit plan management, as well as marketing and benefit plans designed for middle-market companies. BRP Group will host a webcast and conference call to discuss both the Rosenthal Brothers and TBA-RBA acquisitions on Tuesday, June 2, 2020 at 8:30 AM ET. A live webcast and a slide presentation will be available on BRP Group’s investor relations website at ir.baldwinriskpartners.com. The dial-in number for the conference call is (877) 451-6152 (toll-free) or (201) 389-0879 (international). Please dial the number 10 minutes prior to the scheduled start time.

A replay will be available following the end of the call through Tuesday, June 16, 2020, by telephone at (844) 512-2921 (toll-free) or (412) 317-6671 (international), passcode 13704474. A webcast replay of the call will be available at ir.baldwinriskpartners.com for one year following the call.
ABOUT BRP GROUP, INC.
BRP Group, Inc. (NASDAQ: BRP) is a rapidly growing independent insurance distribution firm delivering tailored insurance and risk management insights and solutions that give our clients the peace of mind to pursue their purpose, passion and dreams. We are innovating the industry by taking a holistic and tailored approach to risk management, insurance and employee benefits, and support our clients, Colleagues, Insurance Company Partners and communities through the deployment of vanguard resources and capital to drive our growth. BRP represents over 450,000 clients across the United States and internationally. For more information, please visit www.baldwinriskpartners.com. Learn more about BKS-Partners at www.bks-partners.com.
ABOUT ROSENTHAL BROS., INC.
Rosenthal Brothers has been redefining the best practices and standards of the insurance industry. Centrally headquartered in the Midwest, we pride ourselves on relationships we’ve developed that have since expanded to many areas across the country. Our time-proven corporate structure emphasizes a synergistic team approach that enables us to actualize our clients’ insurance and financial goals. We are dedicated to exceeding your expectations for today and to help you realize your vision for tomorrow. Learn more at www.rosenthalbros.com.
NOTE REGARDING FORWARD-LOOKING STATEMENTS
This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which represent BRP Group’s expectations or beliefs concerning future events. Forward-looking statements are statements other than historical facts and may include statements that address future operating, financial or business performance or BRP Group’s strategies or expectations, including those about this Partnership. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “projects”, “potential”, “outlook” or “continue”, or the negative of these terms or other comparable terminology. Forward-looking statements are based on management’s current expectations and beliefs and involve significant risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by these statements.

Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include, but are not limited to, those described under the caption “Risk Factors” in BRP Group’s Annual Report on Form 10-K for the year ended December 31, 2019 and BRP Group’s Quarterly Report on Form 10-Q for the three months ended March 31, 2020, and in BRP Group’s other filings with the SEC, which are available free of charge on the Securities and Exchange Commission's website at: www.sec.gov, including those factors relevant to BRP Group’s integration of this Partnership, matters assessed in BRP Group’s due diligence, the business, financial condition and results of operations of BRP Group or this Partner, or both, and factors related to the potential effects of the COVID-19 pandemic on our business, financial condition and results of operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated. All forward-looking statements and all subsequent written and oral forward-looking statements attributable to BRP Group or to persons acting on behalf of BRP Group are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on forward-looking statements. Forward-looking statements speak only as of the date they are made, and BRP Group does not undertake any obligation to update them in light of new information, future developments or otherwise, except as may be required under applicable law.
CONTACTS

INVESTOR RELATIONS
Investor Relations
(813) 259-8032 | IR@baldwinriskpartners.com

PRESS
Rachel Carr, Marketing Director
Baldwin Risk Partners
(813) 418-5166 | Rachel.Carr@baldwinriskpartners.com